State Street Bank and Trust Company

Lafayette Corporate Center

LCC/2SW

2 Avenue de Lafayette

Boston, MA 02111

Re:  EVERGREEN VA CAPITAL GROWTH FUND

        EVERGREEN VA GROWTH FUND

        EVERGREEN VA HIGH INCOME FUND

        EVERGREEN VA PERPETUAL INTERNATIONAL FUND

To:  William E. Monaghan, II, Vice President

This is to advise you that Evergreen Variable Annuity Trust ( “the Trust”) has established a new series of shares to be known as EVERGREEN VA CAPITAL GROWTH FUND, EVERGREEN VA GROWTH FUND, EVERGREEN VA HIGH INCOME FUND, EVERGREEN VA PERPETUAL INTERNATIONAL FUND.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated as of May 1, 1998 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the four new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

Evergreen Variable Annuity Trust

By: /s/ Elizabeth A. Boisvert-Smith

      Elizabeth A. Boisvert-Smith

Title:  Assistant Secretary

State Street Bank and Trust Company

By:  /s/ Ronald E. Logue

        Ronald E. Logue

Title:  Vice Chairman

Agreed to as of the first day of February, 2000.